Exhibit (e)(2)

[12b-1]

SHAREHOLDER SERVICES AGREEMENT

This Agreement is made as of August     , 2012, by and between Allianz Global Investors Distributors LLC (the “Distributor”), a Delaware limited liability company, and Allianz Life Financial Services, LLC, a Minnesota corporation (the “Company”).

WHEREAS, the Company serves as distributor of certain insurance-dedicated fund-of-funds vehicles (“Affiliated Funds”) sponsored by its affiliate, Allianz Life Insurance Company of North America (“Allianz Life”), which offer their shares pursuant to the terms of participation agreements with participating insurance companies (“Participating Insurance Companies”); and

WHEREAS, the Affiliated Funds invest in shares of the series (the “Portfolio”) of Premier Multi-Series VIT (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trust may in the future offer shares of the Portfolio for sale directly to the separate accounts (“Separate Accounts”) of Participating Insurance Companies that issue variable annuity or variable life contracts;

WHEREAS, the Distributor serves as the distributor to the Trust; and

WHEREAS, the Company, on behalf of the Affiliated Funds, desires to provide certain shareholder services to Participating Insurance Companies’ separate account shareholders (“Separate Account Shareholders”) in connection with each Separate Account Shareholder’s investment in the Affiliated Funds or, if applicable, in the Portfolio indirectly through the Separate Accounts, and Distributor desires Company to provide such services, subject to the conditions of this Agreement; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the shares of the Portfolio have adopted a Distribution and Servicing Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as Company and to compensate such organizations out of the Portfolio’s average daily net assets attributable to the Portfolio’s shares:

NOW THEREFORE, in consideration of mutual covenants contained in this Agreement, the Distributor and the Company agree as follows:

1. Services of Company

(a) The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to prospective or existing Separate Account Shareholders that invest in shares of the Affiliated Funds or, if applicable, invest in shares of the Portfolio indirectly through the Separate Accounts: delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and marketing materials to prospective and existing Separate Account Shareholders; providing educational materials regarding the shares; providing facilities to answer questions from prospective and existing Separate Account Shareholders about the Affiliated Funds or, if applicable, the Portfolio; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of shares; assisting prospective or existing Separate Account Shareholders in completing application forms and selecting investment options; and providing recordkeeping and similar administrative services to Separate Account Shareholders.

(b) The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Separate Account Shareholders.

(c) The Company will furnish to the Distributor, the Trust, or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2. Maintenance of Records. The Company shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Trust, Company shall provide Distributor, the Trust, or the representative of either, copies of all such records.

3. Fees. In consideration of the Company’s performance of the services described in this Agreement, Distributor shall pay to the Company the applicable annual fee (“Servicing Fee”) set forth in Schedule A to this Agreement.

4. Representations, Warranties and Agreements.

The Company represents, warrants, and covenants that if required by applicable law, the Company, or Allianz Life, will disclose to each Affiliated Fund and Separate Account Shareholder the existence of the Servicing Fee received by the Company pursuant to this Agreement in a form consistent with the requirements of applicable law.

The Distributor represents and warrants that is a broker-dealer registered under the Securities Exchange Act of 1934 and it is authorized by the Trust’s Board of Trustees to enter into this Agreement.

5. Termination.

(a) Unless sooner terminated with respect to the Portfolio, this Agreement will continue with respect to the Portfolio only if the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement will automatically terminate with respect to the Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio. This Agreement may be terminated with respect to the Portfolio by the Distributor or by the Company, without penalty, upon 60 days’ prior written notice to the other party. This Agreement may also be terminated with respect to the Portfolio at any time without penalty by the vote of a majority of the members of the Board of Directors of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the shares of such Portfolio on 60 days’ written notice.

(c) In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

6. Miscellaneous.

(a) No modification of any provision of this Agreement will be binding unless in writing and executed by the parties. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

(c) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.

(d) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Allianz Global Investors Distributors LLC		Allianz Life Financial Services, LLC

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Shareholder Services Agreement]

SCHEDULE A

ANNUAL RATE

In consideration of the Company’s performance of the services described in the Agreement, Distributor shall pay to the Company a quarterly amount that is equal on an annual basis to 0.25% of the average daily net assets attributable to Portfolio shares held by the Affiliated Funds or by the Separate Accounts of Allianz Life or its subsidiaries.